Exhibit 4.43

Technology Support and Service Agreement

This Technology Support and Service Agreement (the “Agreement”) is entered into by and between the following Parties on June 5, 2015 in Beijing, People’s Republic of China (“China”):

Party A: AirMedia Technology (Beijing) Co., Ltd.

Party B: AirMedia Online Network Technology Co., Ltd.

WHEREAS,

(1) Party A is a wholly foreign-owned enterprise incorporated in accordance with laws with strong technology development and technology support capacity and ample experiences in respect of technology support and services;

(2) Party B requires a professional technology company to provide technology support and services in the course of its operation and management.

(3) Both parties agree to execute the abovementioned Technology Support and Service Agreement to further define their respective rights and obligations.

NOW, THEREFORE, Party A and Party B, through friendly negotiation and abiding by the principle of equality and mutual benefit, hereby agree as follows:

1	Technology Support and Services

1.1	Subject to the terms and conditions hereof, Party A agrees to provide technology support and services to Party B and Party B agrees to accept the technology support and services provided by Party A. The contents of technology support and services are as follows:

1)	Perform research and development on related technologies according to Party B’s business needs;

2)	As requested by Party B from time to time, make related investigations and collect relevant data and materials concerning Party B’s technology problems and needs during its business operations; provide the investigation findings and reports within the time limit required by Party B;

3)	Provide Party B with (including, but not limited to) the technology design, schemes, drawings, data, parameters, standards, programs, and results, reports, materials and data of the same type technology research in connection with Party B’s technology problems during operation;

4)	Timely answer Party B’s technology inquiries and if necessary, assign personnel to solve technology problems on site;

5)	Provide other related technology support and services for Party B according to the provisions of this Agreement.

1.2	Party B shall actively assist Party A in fulfilling the abovementioned services, including, but not limited to, providing related data, technology requirements, explanation, etc.

1.3	The term of this Agreement shall be ten (10) years. Both parties agree that the term of this Agreement shall be renewed automatically for ten (10) years upon expiry, unless a party provides notice of termination to the other party at least twenty (20) days prior to the expiration of this Agreement.

2	Exclusivity

Party A is the exclusive provider providing the technology support and services hereunder to Party B. Except with Party A’s prior written consent, Party B shall not accept identical or similar technology support and services provided by any third party.

3	Intellectual Property Rights

Any and all intellectual property rights arising from the performance of this Agreement, including, but not limited to, copyright, patent right and technology know-how, shall belong to Party A, Party B shall not be entitled to any right except those as specified herein. Both parties agree that this article shall survive the change, cancellation or termination of this Agreement.

4	Service Fee

Both parties agree that as a consideration for the technology support and services rendered by Party A to Party B under Article 1.1 herein, Party B shall pay Party A the service fee pursuant to the stipulation of this Agreement. The amount of service fee and method of payment are set forth in the annex hereto. This annex may be amended on the basis of implementation after negotiations between both parties.

5	Confidentiality

This Agreement itself and all terms hereof are confidential information. Neither party shall disclose such information to any third party except its senior officers, directors, employees, agents and professional consultants relating to this project; unless the information about this document is disclosed to government, the public or shareholders in accordance with laws or this document is filed with related institution for record.

This article shall survive the change, cancellation or termination of this Agreement.

6	Liabilities for Breach of Contract

Where either party fails to perform any of its obligations hereunder, or any of its representations or warranties hereunder is materially untrue or inaccurate, such party shall be deemed to have breached this Agreement and shall be held liable for all the losses thus incurred to the other party.

7	Force Majeure

Should either party be prevented from performing this Agreement due to force majeure, the party prevented shall notify the other party by cable, fax or other electronic means without any delay and provide any written documentary evidence of such force majeure within fifteen (15) working days. Both parties may negotiate whether or not to terminate this Agreement or exempt part of the obligations under this Agreement or delay the performance of this Agreement depending on the effect of such event of force majeure upon the performance of this Agreement.

8	Entire Agreement

Both parties acknowledge that once this Agreement becomes effective, it constitutes the entire agreement and understanding between both parties with respect to the subject matter hereof and supersedes and replaces all prior oral and/or written agreements and understandings between both parties with respect to the subject matter hereof.

9	Supplementary Provisions

9.1	Any dispute arising from the performance of this Agreement shall be solved by both parties through friendly negotiation. If the dispute is not resolved, such dispute shall be submitted to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules. The venue of arbitration shall be in Beijing and the arbitral award shall be final.

9.2	The annex attached hereto shall form an integral part of this Agreement and has the same effect as the remainder of this Agreement.

9.3	This Agreement shall come into effect on the date of signing by both parties.

9.4	This Agreement may be executed in Chinese in two (2) counterparts, each party shall hold one (1) counterpart.

[No text below]

(Signature Page)

Party A: AirMedia Technology (Beijing) Co., Ltd.

Signature:/s/ Guo Man

Name: Guo Man

Title: Legal Representative

Common seal: AirMedia Technology (Beijing) Co., Ltd.

Party B: AirMedia Online Network Technology Co., Ltd.

Signature:/s/ Xu Qing

Name: Xu Qing

Title: Legal Representative

Common seal: AirMedia Online Network Technology Co., Ltd.

Annex

Service Fee Calculation Standard

1	Party A and Party B agree that Party B shall pay technology support and technology service fee to Party A according to the following requirements:

1)	In the first month of each year (for the first year, this shall refer to the next month after the signing of this Agreement), Party A and Party B shall determine the annual service fee amount of the relevant year. The annual service fee amount confirmed by both parties shall be annexed to this Agreement respectively.

2)	When determining the annual service fee amount, the parties may fully consider to adjust the technology service fee of the year based on factors, including, but not limited to the following:

a)	The number of the employees to be assigned by Party A to render services for Party B and the qualification of these employees;

b)	The time proposed for Party A’s employees to provide services;

c)	The specific contents and value of the services rendered by Party A;

d)	Whether use licenses are provided to Party B with respect to specific technologies (including patented and non-patented technologies) during the provision of technology support and technology services;

e)	The correlation between Party A’s technology support and technology services and Party B’s operating income.

3)	Party B shall pay the abovementioned annual service fee pro rata on a quarterly basis. Party B shall, within fifteen (15) working days prior to the end of each quarter, pay the service fee amount of the applicable quarter to the bank account designated by Party A.

2	If Party A is of the opinion that the fee as set out in Article 1 of this Annex becomes inappropriate for the change of objective situation and needs to be adjusted, Party B shall, within seven (7) working days after receiving the written request about fee adjustment from Party A, negotiate with Party A actively and in good faith so as to determine the new billing standard or system.